Exhibit 99.1

PRESS RELEASE

02/04/16

Carlisle Companies Reports Record Earnings for the Full Year 2015 of $319.6 Million, a 27% Increase Over the Prior Year, on Record Full Year Net Sales of $3.54 Billion

Reports Record Fourth Quarter $1.24 Earnings Per Share for 2015, a 53% Increase Over the Prior Year

CHARLOTTE, NORTH CAROLINA, February 4, 2016 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $876.2 million for the fourth quarter ended December 31, 2015, an 11% increase from $790.0 million in the fourth quarter 2014.  Net sales from the acquisition of the Finishing Brands business, reported in the Carlisle Fluid Technologies (CFT) segment, contributed 9.3% to net sales in the fourth quarter.  Organic net sales (defined as net sales excluding sales from acquisitions within the last twelve months, as well as the impact of changes in foreign exchange rates versus the U.S. Dollar) grew 2.9%.  Fluctuations from foreign exchange had a negative impact to net sales of 1.3%.

Income from continuing operations in the fourth quarter 2015 grew 54% to $81.7 million, compared with $53.2 million in the fourth quarter 2014, reflecting lower raw material costs supported by continued selling price discipline at Carlisle Construction Materials (CCM), savings from the Carlisle Operating System (COS), contribution from the Finishing Brands acquisition at CFT, and the non-recurrence of 2014 charges for plant startup and product line closing costs.  These positive impacts were partially offset by lower selling price primarily at CCM and Carlisle Interconnect Technologies (CIT).  The Company’s effective tax rate in the fourth quarter 2015 was 30.3%, versus an effective rate of 33.9% in the prior year. On a per share basis, income from continuing operations in the fourth quarter 2015 increased 53% to a fourth quarter record $1.24 per diluted share, from $0.81 per diluted share in the prior year.

For the full year 2015, Carlisle reported record net sales from continuing operations of $3.54 billion, an 11% increase from $3.20 billion for the prior year.  Net sales growth in 2015 reflected acquired growth of 8.8% and organic net sales growth of 3.6%, partially offset by the negative impact of foreign exchange of 1.8%.  For the full year 2015, Carlisle reported record income from continuing operations of $319.6 million, a 27% increase over income of $251.7 million in 2014.  On a per share basis, income from continuing operations in 2015 increased 26% to a record $4.82 per diluted share, from $3.83 per diluted share in the prior year.

All financial and percentage comparisons in the Company’s fourth quarter reporting are made to the same quarter of the previous year, unless otherwise stated.  On April 1, 2015, the Company completed the acquisition of the Finishing Brands business.  Beginning in the second quarter 2015, the Company added a reportable segment, Carlisle Fluid Technologies, to reflect the acquisition of Finishing Brands.  This press release also includes a comparison of three and twelve months ended December 31, 2015 to 2014 selected financial results on a pro forma basis for Carlisle and the CFT segment, which assumes the acquisition of Finishing Brands had occurred on January 1, 2014.  For selected pro forma information and reconciliation to the reported GAAP amounts, refer to the financial exhibits.

Comment

Chris Koch, President and Chief Executive Officer, said, “I am pleased to report Carlisle’s record-setting results in 2015. Under Dave Roberts’ leadership in 2015, we achieved record net sales, record EBIT (earnings before interest and income taxes), record EBIT margin, record net cash provided by operating activities and record income from continuing operations.  Our EBIT margin in 2015 grew 150 basis points to 14.2%.  Moreover, 2015 marked the formation of two new growth platforms — the fluid handling technologies business in the CFT segment and the medical technology business in the CIT segment. These are high quality businesses that we will further build out, through organic growth efforts and acquisitions, providing additional value to shareholders.

“Carlisle Construction Materials achieved record net sales of $2.00 billion, a 3.5% increase over the prior year, and record EBIT margin of 17.5% in 2015.  Organically, CCM’s net sales grew 5.5% on a growing commercial construction market in the U.S.  Partially offsetting this growth was the negative impact from foreign exchange fluctuations to net sales of 2.0%.  CCM’s operating performance was outstanding, with EBIT growing an impressive 31% in 2015 and EBIT margin increasing 360 basis points.  Throughout 2015, the management team at CCM was resolute in maintaining selling price discipline in a lower raw material cost environment, leading to its higher margin levels. The outlook in commercial construction in the U.S. remains positive.  We intend to remain selling price disciplined and expect continued solid performance in 2016 at CCM.

“Carlisle Interconnect Technologies also had an excellent year in 2015, achieving record net sales of $784.6 million, a 17% increase over the prior year, reflecting acquisition growth of 11.8% and organic net sales growth of 5.6%.  CIT’s EBIT grew 7.1% to a record $141.6 million. CIT’s EBIT margin declined 180 basis points to 18.0%, primarily due to contractual selling price reductions with a large aircraft OEM as well as the integration of the LHi Technologies (LHi) medical acquisition. With LHi, sales into the medical technology market now make up approximately 15% of CIT’s total net sales.  Our overall outlook for CIT in 2016 is for net sales growth in the mid-to-high single digit percent range with continued growth in aerospace and further expansion of our medical and other high technology applications.  As part of product development for the in-flight entertainment connectivity (IFEC) market, CIT recently launched its new SatCom product, an antenna adaptor plate solution, to take advantage of the next stage of IFEC — satellite connectivity. Satellite technology on aircraft provides global in-flight Wi-Fi connectivity. In 2016, CIT is expanding its manufacturing footprint in Franklin, WI with a 30,000 square foot addition to support sales of its new SatCom adaptor plate solution.  Also in 2016, CIT will continue construction in Dongguan, China on its new previously announced 260,000 square foot facility to meet demand for its medical technology and aerospace applications.

“The Carlisle Fluid Technologies segment, our newly created strategic platform with the acquisition of Finishing Brands, contributed $203.2 million in total net sales in 2015 and $20.8 million in EBIT.  These results were especially impressive considering CFT’s EBIT includes $9.3 million in one-time acquisition related costs as well as approximately 650 basis points of acquisition related amortization expense.  We look forward to increased opportunities as CFT brings its team together into new headquarters in Phoenix, AZ during 2016. CFT is on track with its strategy to grow and improve performance through continued implementation of COS, new products, vertical integration initiatives, footprint rationalization, as well as global sales share gains.  2016 outlook remains positive for CFT end markets with sales increases likely to be in the mid-single digit range.

“Carlisle Brake & Friction’s (CBF) key markets of construction, mining and agriculture remained in a prolonged downturn during 2015 due to the continued global economic slowdown and well-publicized drop in commodity pricing.  CBF’s net sales declined 13% in 2015 to $310.2 million, consisting of a 7.6% decline in organic net sales and a 5.1% decline due to foreign exchange.  CBF’s EBIT declined 35% in 2015 and EBIT margin declined 190 basis points to 5.6%.  CBF has taken aggressive steps and removed $8 million in costs to counteract further declines in EBIT.  In 2016, CBF will continue to focus on cost reduction initiatives, given further deterioration in demand, and pursue new business and product opportunities.

“Carlisle FoodService Products’ (CFS) net sales declined slightly by 0.7% in 2015 and EBIT declined 7.8%.  CFS’ lower EBIT included the non-recurrence of a $1.1 million gain from the sale of property that occurred in 2014.  In 2015, CFS’ new product and sales initiatives demonstrated progress throughout the year with improved sales results in the third and fourth quarters. In 2016, we expect low-single digit net sales growth and EBIT improvement in line with net sales growth.

“In addition to record earnings performance in 2015, our businesses generated $529.2 million in cash from operations, setting another record. We used our cash to maximize value to shareholders by making investments in acquisitions and capital expenditures totaling $671.0 million.  In addition, we returned $209.5 million to shareholders in dividends and share repurchases.  We ended the year with $410.7 million in cash on hand.  With our strong cash generation, we expect to have ample liquidity to make further investments in our businesses and return capital to shareholders.

“Our excellent track record from COS continued in 2015. 2015 savings from COS exceeded our expectations and reached record levels.  CFT and LHI embraced the COS philosophy and framework very quickly after their respective acquisitions.  We’ve extended our COS methodology to identify and execute on capital investment projects that provide additional net savings. COS continues to gain momentum within all our operating units.”

Koch concluded by stating, “The portfolio transformation and successful implementation of the Carlisle Operating System under the leadership of Dave Roberts have significantly increased value to Carlisle’s shareholders and are expected to generate future growth opportunities.  For 2016, we expect total net sales growth to be in the mid-single digit percent range, led by performance of our CIT, CFT and CCM segments.  We expect capital expenditures will be approximately $100 million to $125 million with the new investments identified for CFT and expansion plans for CIT.  We are actively pursuing strategic acquisitions to bolt on to our existing segments and expect 2016 will be another year of record performance.”

Segment Results for Fourth Quarter 2015

Carlisle Construction Materials (CCM):  Net sales in the fourth quarter 2015 increased 4.4% to $483.6 million, reflecting organic net sales growth of 6.0% offset by the negative impact of foreign exchange fluctuations of 1.6%.  CCM’s organic net sales growth reflected healthy demand for commercial roofing and insulation applications.  Favorable weather conditions in the fourth quarter of 2015 versus the prior year also contributed to net sales growth.  CCM’s EBIT margin rose 520 basis points to 17.9%, primarily reflecting lower raw material costs and savings from the Carlisle Operating System.  These positive impacts were partially offset by lower selling price.

Carlisle Interconnect Technologies (CIT): Net sales in the fourth quarter 2015 declined 1.0% to $189.6 million primarily reflecting a slight decline in net sales to the aerospace market. Net sales to the aerospace market declined 1%, reflecting lower contractual selling price partially offset by higher sales volume.  Sales volume growth was somewhat negatively impacted by lower net sales to two of CIT’s larger customers, reflecting timing of orders due to customer scheduling delays and year-end inventory management.  Net sales to the medical market rose 6%. Net sales to the military, and test and measurement markets each grew by 2%. Net sales to the industrial market were down 21%.  CIT’s EBIT margin declined 180 basis points to 15.7%, primarily reflecting lower selling price from contractual pricing reductions and unfavorable changes in mix during the quarter.  CIT’s EBIT in the fourth quarter also includes $1.3 million of product warranty costs and new product startup costs. Included in CIT’s EBIT in the prior year was $2.4 million in costs related to the acquisition of LHi that occurred on October 1, 2014.

Carlisle Fluid Technologies (CFT):  Net sales in the fourth quarter 2015 were $73.6 million. CFT’s net sales in the fourth quarter increased 8.4% over net sales in the third quarter of 2015 of $67.9 million.  On a pro forma basis, net sales in the fourth quarter declined 4.9% versus pro forma net sales in the prior year, comprised of a 4.4% negative impact due to foreign currency fluctuation and a 0.5% decline in organic net sales.  On a pro forma basis, CFT’s EBIT margin for the fourth quarter of 2015 declined 140 basis points to 15.9% primarily due to higher organizational costs, as CFT executes its global strategy.

Carlisle Brake & Friction (CBF): Net sales in the fourth quarter of 2015 declined 11% to $68.1 million, comprised of 7.2% lower organic net sales and a 3.5% negative impact on net sales from foreign exchange rate fluctuations.  Net sales in the construction market declined by 25%.  Net sales in the mining market were relatively level to the prior year. Net sales in the agriculture market declined by 3%.  CBF’s EBIT margin during the fourth quarter decreased 20 basis points to 0.7%, reflecting lower sales volume offset by operating expense reductions.  Included in CBF’s EBIT in the fourth quarter of 2015 was $0.7 million in fixed asset writedowns. Included in CBF’s EBIT in the prior year was $1.1 million in inventory write-downs and $0.9 million in severance expense for staffing reductions.

Carlisle FoodService Products (CFS): Net sales in the fourth quarter 2015 grew 3.9% to $61.3 million.  Net sales in the foodservice market grew 4% on increased sales to e-commerce retail customers.  Net sales in the janitorial/sanitation market grew 10% driven by increased net sales to big-box retail customers.  Net sales to the healthcare market grew 2%.  CFS’ EBIT margin during the fourth quarter of 11.4% was relatively level to the prior year reflecting the favorable impact of higher net sales volume offset by unfavorable changes in sales mix.

Cash Flow

Cash flow provided from operations of $529.2 million for the year ended December 31, 2015 was $233.3 million higher than cash provided of $295.9 million for the prior year period primarily due to higher net income and lower usage of cash for working capital in 2015 versus the prior period.  In 2015, average working capital (defined as the average of the quarter-end balances, excluding current year acquisitions, of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales from continuing operations, excluding current year acquisitions, calculated on an annualized basis) increased to 18.2%, as compared to 17.8% for the prior year.

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $457.1 million in 2015, an increase of $280.0 million versus the prior year.  The increase in free cash flow was primarily attributable to increased cash provided from operations and lower capital expenditures in 2015 versus the prior year.

Net cash used in investing activities of $670.8 million for the year ended December 31, 2015 included $598.9 million used for the acquisition of Finishing Brands, net of cash acquired.

In 2015, the Company repurchased 1,496,411 shares under our share repurchase program.  The Company increased its annual dividend paid to shareholders by 17% to $1.10 per share, our 39th year of consecutive dividend increases.  As of December 31, 2015, we had $410.7 million cash on hand and $600 million of availability under our revolving credit facility.

Conference Call and Webcast

The Company will discuss fourth quarter and full year 2015 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website

(http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future.  It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations.  Further, any conflict in the international arena may adversely affect general market conditions and our future performance.  We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release.  We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, mining, construction, aerospace and defense electronics, medical technology, foodservice, healthcare, sanitary maintenance, transportation, general industrial, protective coating, wood, specialty and auto refinishing. Through our group of decentralized operating companies led by entrepreneurial management teams, we bring innovative product solutions to solve the challenges facing our customers. Our worldwide team of employees, who generated $3.5 billion in net sales in 2015, is focused on continuously improving the value of the Carlisle brand by developing the best products, ensuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions except share and per share amounts)	2015	2014	2015	2014

Net Sales	$876.2	$790.0	$3,543.2	$3,204.0

Cost and expenses:
Cost of goods sold	623.4	594.3	2,536.5	2,384.5
Selling and administrative expenses	116.5	97.0	461.9	379.0
Research and development expenses	11.8	8.8	42.8	33.8
Other (income) expense, net	(1.2)	0.9	0.1	(1.6)

Earnings before interest and income taxes	125.7	89.0	501.9	408.3

Interest expense, net	8.4	8.5	34.0	32.2
Earnings before income taxes from continuing operations	117.3	80.5	467.9	376.1

Income tax expense	35.6	27.3	148.3	124.4
Income from continuing operations	81.7	53.2	319.6	251.7

Discontinued operations
Income (loss) before income taxes	0.1	(0.2)	0.1	(2.1)
Income tax benefit	—	—	—	(1.7)
Income (loss) from discontinued operations	0.1	(0.2)	0.1	(0.4)
Net income	$81.8	$53.0	$319.7	$251.3

Basic earnings per share attributable to common shares(1)
Income from continuing operations	$1.25	$0.81	$4.89	$3.89
Income from discontinued operations	—	0.01	—	—
Basic earnings per share	$1.25	$0.82	$4.89	$3.89

Diluted earnings per share attributable to common shares(1)
Income from continuing operations	$1.24	$0.81	$4.82	$3.83
Loss from discontinued operations	—	—	—	(0.01)
Diluted earnings per share	$1.24	$0.81	$4.82	$3.82

Average shares outstanding - in thousands
Basic	64,523	64,517	64,844	64,170
Diluted	65,356	65,698	65,804	65,304

Dividends declared and paid	$19.6	$16.2	$72.3	$61.2
Dividends declared and paid per share	$0.30	$0.25	$1.10	$0.94

(1) Numerator for basic and diluted EPS calculated based on “two-class” method of computing earnings per share:

Income from continuing operations	$81.1	$53.0	$317.0	$249.9
Net income	$81.2	$52.8	$317.1	$249.5

Carlisle Companies Incorporated

Unaudited Segment Information

	Three Months Ended December 31,		Increase (Decrease)		Twelve Months Ended December 31,		Increase (Decrease)
(in millions, except percentages)	2015	2014	Amount	Percent	2015	2014	Amount	Percent

Net Sales

Carlisle Construction Materials	$483.6	$463.2	$20.4	4.4%	$2,002.6	$1,935.4	$67.2	3.5%
Carlisle Interconnect Technologies	189.6	191.6	(2.0)	(1.0)	784.6	669.1	115.5	17.3
Carlisle Fluid Technologies	73.6	—	73.6	—	203.2	—	203.2	—
Carlisle Brake & Friction	68.1	76.2	(8.1)	(10.6)	310.2	355.3	(45.1)	(12.7)
Carlisle FoodService Products	61.3	59.0	2.3	3.9	242.6	244.2	(1.6)	(0.7)
Total	$876.2	$790.0	$86.2	10.9%	$3,543.2	$3,204.0	$339.2	10.6%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$86.8	$58.8	$28.0	47.6%	$351.1	$268.8	$82.3	30.6%
Carlisle Interconnect Technologies	29.8	33.5	(3.7)	(11.0)	141.6	132.2	9.4	7.1
Carlisle Fluid Technologies	11.7	—	11.7	—	20.8	—	20.8	—
Carlisle Brake & Friction	0.5	0.7	(0.2)	(28.6)	17.3	26.8	(9.5)	(35.4)
Carlisle FoodService Products	7.0	6.7	0.3	4.5	27.3	29.6	(2.3)	(7.8)
Corporate	(10.1)	(10.7)	0.6	5.6	(56.2)	(49.1)	(7.1)	(14.5)
Total	$125.7	$89.0	$36.7	41.2%	$501.9	$408.3	$93.6	22.9%

EBIT Margins

Carlisle Construction Materials	17.9%	12.7%			17.5%	13.9%
Carlisle Interconnect Technologies	15.7	17.5			18.0	19.8
Carlisle Fluid Technologies	15.9	—			10.2	—
Carlisle Brake & Friction	0.7	0.9			5.6	7.5
Carlisle FoodService Products	11.4	11.4			11.3	12.1
Corporate	(1.2)	(1.4)			(1.6)	(1.5)
Total	14.3%	11.3%			14.2%	12.7%

Carlisle Companies Incorporated

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in millions except share and per share amounts)	2015	2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$410.7	$730.8
Receivables, net of allowance of $4.7 in 2015 and $4.8 in 2014	502.5	439.2
Inventories	356.0	339.1
Deferred income taxes	—	35.4
Prepaid expenses and other current assets	50.3	67.0
Total current assets	1,319.5	1,611.5

Property, plant, and equipment, net of accumulated depreciation	585.8	547.3

Other assets:
Goodwill, net	1,134.4	964.5
Other intangible assets, net	887.8	611.7
Other long-term assets	26.6	23.7
Total other assets	2,048.8	1,599.9

TOTAL ASSETS	$3,954.1	$3,758.7

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$149.9	$—
Accounts payable	212.6	198.0
Accrued expenses	219.4	176.3
Deferred revenue	24.0	17.9
Total current liabilities	605.9	392.2

Long-term liabilities:
Long-term debt	598.7	749.8
Deferred revenue	159.7	151.1
Other long-term liabilities	242.4	260.6
Total long-term liabilities	1,000.8	1,161.5

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 200,000,000 shares; 78,661,248 shares issued; 64,051,600 outstanding in 2015 and 64,691,059 outstanding in 2014	78.7	78.7
Additional paid-in capital	293.4	247.8
Deferred compensation equity	8.0	6.0
Cost of shares in treasury - 14,383,241 shares in 2015 and 13,723,201 shares in 2014	(327.4)	(200.1)
Accumulated other comprehensive loss	(87.1)	(61.8)
Retained earnings	2,381.8	2,134.4
Total shareholders’ equity	2,347.4	2,205.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,954.1	$3,758.7

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Cash Flows

	For the Years Ended December 31,
(in millions)	2015	2014

Operating activities
Net income	$319.6	$251.3
Reconciliation of net income to cash flows provided by operating activities:
Depreciation	73.5	64.7
Amortization	55.8	39.3
Non-cash compensation, net of tax benefit	2.7	3.3
(Gain) loss on sale of property and equipment, net	1.0	(0.9)
Deferred taxes	(15.8)	(9.9)
Foreign exchange (gain) loss	—	(2.0)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Receivables	(11.8)	(18.1)
Inventories	23.0	(27.7)
Prepaid expenses and other assets	6.7	(5.5)
Accounts payable	(2.9)	(5.1)
Accrued expenses and deferred revenues	78.4	14.5
Long-term liabilities	1.2	(8.5)
Other operating activities	(2.2)	0.5
Net cash provided by operating activities	529.2	295.9

Investing activities
Capital expenditures	(72.1)	(118.8)
Acquisitions, net of cash	(598.9)	(194.0)
Proceeds from sale of property and equipment	0.2	5.3
Proceeds from sale of business	—	9.7
Net cash used in investing activities	(670.8)	(297.8)

Financing activities
Net change in short-term borrowings and revolving credit lines	(1.4)	—
Repayments of long-term debt	(1.5)	(1.5)
Dividends paid	(72.3)	(61.2)
Proceeds from issuance of treasury shares and stock options	39.4	42.5
Repurchases of common stock	(137.2)	—
Net cash used in financing activities	(173.0)	(20.2)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(5.5)	(1.6)
Change in cash and cash equivalents	(320.1)	(23.7)
Cash and cash equivalents
Beginning of period	730.8	754.5
End of period	$410.7	$730.8

Carlisle Companies Incorporated

Unaudited Reconciliation of Reported Amounts to Pro Forma Amounts

The pro forma net sales, EBIT, and EBIT margin of (1) Carlisle Companies and Finishing Brands combined and (2) the CFT segment inclusive of Finishing Brands are provided in this earnings release because management of the Company believes that the pro forma financial information provides investors with additional information regarding trends in the financial performance of the Finishing Brands business in the periods presented in the earnings release, particularly those related to changes in net sales attributable to foreign exchange fluctuations and changes in prices, and its impact on the EBIT results of the Company as well as the CFT segment.

The information provided in the Unaudited Pro Forma Segment Information reflects the net sales, EBIT, and EBIT margin of (1) Carlisle Companies and Finishing Brands Combined and (2) the CFT Segment on a pro forma basis under the requirements of US GAAP in ASC 805.  The Company will also disclose the Company’s and Finishing Brands’ combined pro forma financial information in its US GAAP financial statement footnotes under Item 8 of annual Form 10-K.

The pro forma financial information presented below, as required under ASC 805, assumes the acquisition of Finishing Brands was consummated on January 1, 2014 and therefore net sales and EBIT of Finishing Brands have been combined with those of the Company in the periods prior to April 1, 2015, the date of the acquisition, and have been adjusted under the ASC 805 requirements.

Accordingly, certain non-recurring costs related to the valuation of inventory at fair value and other costs associated with the acquisition, primarily professional fees, have been removed from the 2015 results and included in those of 2014.  Also, the periods from January 1, 2014 to March 31, 2015 include incremental amortization and depreciation related to the measurement of intangible assets and property, plant and equipment at fair value.  The pro forma financial information may not necessarily be indicative of future results.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Carlisle Companies and Finishing Brands Combined Pro Forma Results	2015	2014	2015	2014

Reported Carlisle Companies Net Sales	$876.2	$790.0	$3,543.2	$3,204.0
Historical Net Sales of Finishing Brands not included in CSL historical Net Sales	—	77.4	61.2	278.3
Carlisle Companies and Finishing Brands Combined Pro Forma Net Sales	$876.2	$867.4	$3,604.4	$3,482.3

Reported Carlisle Companies EBIT	$125.7	$89.0	$501.9	$408.3
Historical EBIT of Finishing Brands not included in CSL historical EBIT	—	17.6	10.0	56.2
Increase in amortization expense related to technology-based intangibles	—	(1.3)	(1.3)	(5.3)
Decrease in depreciation expense related to property, plant and equipment	—	0.2	0.2	0.8
Increase in amortization expense related to customer-based intangibles	—	(3.1)	(3.1)	(12.4)
Decrease/(increase) in product cost related acquired inventory	—	—	8.6	(8.6)
Decrease/(increase) in acquisition-related costs	—	—	4.2	(2.1)
Carlisle Companies and Finishing Brands Combined Pro Forma EBIT	$125.7	$102.4	$520.5	$436.9

Reported Carlisle Companies EBIT Margin	14.3%	11.3%	14.2%	12.7%
Carlisle Companies and Finishing Brands Combined Pro Forma EBIT Margin	14.3%	11.8%	14.4%	12.5%

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
CFT Segment Pro Forma Results	2015	2014	2015	2014

Reported Segment Net Sales	$73.6	$—	$203.2	$—
Historical Net Sales of Finishing Brands not included in CSL historical Net Sales	—	77.4	61.2	278.3
CFT Pro Forma Net Sales	$73.6	$77.4	$264.4	$278.3

Reported Segment EBIT	$11.7	$—	$20.8	$—
Historical EBIT of Finishing Brands not included in CSL historical EBIT	—	17.6	10.0	56.2
Increase in amortization expense related to technology-based intangibles	—	(1.3)	(1.3)	(5.3)
Decrease in depreciation expense related to property, plant and equipment	—	0.2	0.2	0.8
Increase in amortization expense related to customer-based intangibles	—	(3.1)	(3.1)	(12.4)
Decrease/(increase) in product cost related acquired inventory	—	—	8.6	(8.6)
Decrease/(increase) in acquisition-related costs	—	—	2.9	(0.7)
CFT Segment Pro Forma EBIT	$11.7	$13.4	$38.1	$30.0

Reported CFT Segment EBIT Margin	15.9%	—	10.2%	—
CFT Segment Pro Forma EBIT Margin	15.9%	17.3%	14.4%	10.8%

Carlisle Companies Incorporated

Unaudited Pro Forma Segment Information(1)

	Three Months Ended		Increase		Twelve Months Ended		Increase
	December 31,		(Decrease)		December 31,		(Decrease)
	2015	2014	Amount	Percent	2015	2014	Amount	Percent

Net Sales

Carlisle Construction Materials	$483.6	$463.2	$20.4	4.4%	$2,002.6	$1,935.4	$67.2	3.5%
Carlisle Interconnect Technologies	189.6	191.6	(2.0)	(1.0)	784.6	669.1	115.5	17.3
Carlisle Fluid Technologies	73.6	77.4	(3.8)	(4.9)	264.4	278.3	(13.9)	(5.0)
Carlisle Brake & Friction	68.1	76.2	(8.1)	(10.6)	310.2	355.3	(45.1)	(12.7)
Carlisle FoodService Products	61.3	59.0	2.3	3.9	242.6	244.2	(1.6)	(0.7)
Total	$876.2	$867.4	$8.8	1.0%	$3,604.4	$3,482.3	$122.1	3.5%

Earnings Before Interest and Income Taxes

Carlisle Construction Materials	$86.8	$58.8	$28.0	47.6%	$351.1	$268.8	$82.3	30.6%
Carlisle Interconnect Technologies	29.8	33.5	(3.7)	(11.0)	141.6	132.2	9.4	7.1
Carlisle Fluid Technologies	11.7	13.4	(1.7)	(12.7)	38.1	30.0	8.1	27.0
Carlisle Brake & Friction	0.5	0.7	(0.2)	(28.6)	17.3	26.8	(9.5)	(35.4)
Carlisle FoodService Products	7.0	6.7	0.3	4.5	27.3	29.6	(2.3)	(7.8)
Corporate	(10.1)	(10.7)	0.6	5.6	(54.9)	(50.5)	(4.4)	(8.7)
Total	$125.7	$102.4	$23.3	22.8%	$520.5	$436.9	$83.6	19.1%

EBIT Margins

Carlisle Construction Materials	17.9%	12.7%			17.5%	13.9%
Carlisle Interconnect Technologies	15.7	17.5			18.0	19.8
Carlisle Fluid Technologies	15.9	17.3			14.4	10.8
Carlisle Brake & Friction	0.7	0.9			5.6	7.5
Carlisle FoodService Products	11.4	11.4			11.3	12.1
Corporate	(1.2)	(1.2)			(1.5)	(1.5)
Total	14.3%	11.8%			14.4%	12.5%

(1) See the last page of the financial exhibits for a reconciliation of the pro forma net sales and EBIT reported above.